                                   EXHIBIT 99A


                         SELECTED 5-YEAR FINANCIAL DATA
                         AND SELECTED YEAR-END BALANCES

                            LAKE ARIEL BANCORP, INC.
                             SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)
--------------------------------------------------------------------------------------------------------------
Year Ended December 31                           1996          1995          1994        1993          1992
--------------------------------------------------------------------------------------------------------------
Interest income                                 $20,275       $18,548      $14,157      $10,898      $10,037
Interest expense                                 10,183         9,514        5,967        4,269        4,567
Net interest income                              10,092         9,034        8,190        6,629        5,470
Provision for possible credit losses                650           810          375          640          831
Other operating income                            2,706         2,481        1,679        2,303        1,613
Other operating expenses                          7,997         7,763        6,831        5,591        4,562
Income before income taxes                        4,151         2,942        2,663        2,658(2)     1,690
Provision for income taxes                        1,120           635          535          606          362
Net income                                        3,031         2,307        2,128        2,052        1,328

Earnings per share(1)                              1.73          1.33         1.24         1.60         1.05
Dividends per share                                 .70           .59          .55          .41          .33

-------------------------
(1)      Reflects adjustment for 5% stock dividend issued on October 1, 1996.
(2) Reflects adjustment for cumulative effect of a change in accounting for income taxes.


Year-End Balances
----------------------------------------------------------------------------------------------------
Total assets                          $297,906      $251,859     $236,125     $169,189     $132,690
Investment securities                   87,000        73,169       76,677       40,151       24,107
Loans and leases, net                  175,990       152,306      135,018      109,302       93,176
Deposits                               253,196       208,759      192,187      146,054      122,173
Long-term debt                          20,023        15,156       15,219          281      ----
Stockholders' equity                    21,172        19,509       15,799       16,272        9,321


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